Exhibit 10.33

Pinduoduo Cooperation Agreement

This agreement (the “Agreement”) is executed by the following two Parties on March 11, 2020.

Party A: Shenzhen Yuanji E-commerce Co., Ltd, a limited liability company that is incorporated and legally exists under the Chinese laws, its registered address is [*]  .

Party B: Yoshitsu Co. Ltd, a limited liability company that is incorporated and legally exists under the Japanese laws, its business address is [*].

I.	Scope of Entrusted Operation

1.1.	Scope of Cooperation

Party B is in charge of opening online stores on Business-to-Consumer and Consumer-to-Consumer E-commerce platforms (“B2C Platform” and “C2C Platform”) in mainland China, and entrust Party A to operate its such online stores. Party A is responsible for establishing, operating and maintaining such online stores on behalf of Party B based on its own technical strengths and its operating experiences in E-commerce, and shall master and analyze the sales data of such online stores for Party B.

Unless otherwise specified in this Agreement, products of Party B shall include all products that Party B manufactures, sells or operates within the term of this Agreement.

1.2.	Subject of Cooperation

1.2.1.	The B2C Platform under this Agreement includes but is not limited to T-mall Global (http://www.tmall.hk) and JD Global (http://www.jd.hk); C2C Platform refers to Taobao (http://www.taobao.com) and Pinduoduo (https://www.pinduoduo.com/). If Party B intends to open or operate more stores on above B2C Platform and C2C Platform or other B2C platform and C2C platform, the service fee shall be negotiated and determined by both parties separately and shall be supplementary terms to this Agreement.

1.2.2.	The operating online stores since April 1, 2020 include but are not limited to: Pinduoduo Tokyo Life Museum Oversea Flagship Store (拼多多东京生活馆海外旗舰店), Pinduoduo ONEFESTA Oversea Flagship Store (拼多多ONEFESTA海外旗舰店).

1.3.	The entrusted bonded warehouse shall be responsible for the storage and delivery service under this Agreement, but Party B shall be responsible for direct mail delivery.

1.4.	Party B will entitle Party A to an exclusive operation right with regard to its online stores within the term of cooperation immediately after this Agreement comes into effect. If Party A completes the sales credential required by Party A under Article 4 and no situations that shall be ascribed to Party A occur and would cause this Agreement to be terminated in advance, such exclusive operation right shall commence from the commencing date of cooperation, and shall terminate on the expiration date of cooperation. During the exclusive operation period, Party B shall not operate the online stores on its own or authorize a third party to operate the online stores.

II.	Term of Cooperation

2.1.	Term of this Agreement is from April 1, 2020 to March 31, 2021.

2.2.	Upon the expiration of this Agreement, Party A has the priority to renew this Agreement. If both parties do not propose a written termination, and Party A continues to perform its obligations under this Agreement, this Agreement shall be deemed automatically renewed, and Party B shall perform its payment obligations in accordance with the payment and settlement clauses under this Agreement.

III.	Rights and Obligations

3.1.	Party A’s Rights and Obligations

3.1.1.	Party A shall ensure that all the goods sold on Party B’s online stores at each platform are solely the products of Party B.

3.1.2.	Party A is responsible for the operation of this project (including daily management of site and this project, personnel recruitment, personnel training, target management and employee management), and shall fully carry out the result-oriented approach and accomplish the sales targets jointly set by both parties.

3.1.3.	Party A has the right to give advices or approaches, including but not limited to advice on product pricing, planning activities and promotions, based on specific circumstances, and implement them after negotiating with Party B and reaching an agreement by both Parties.

3.1.4.	Party A is responsible for product daily management on such online stores at each platform, including information entry, information publishing, product classification and association, picture optimization, ranking optimization, improving visitor amount, increasing store access traffic, increasing conversions etc.

3.1.5.	Party A shall determine the hot-sell and poor-sell products according to the sales volume, plan marketing activities, and make plans for the purchase demand for the coming two weeks to optimize the inventory structure. Meanwhile, Party A could determine the disposal plan for unsalable inventory in accordance with the communication with Party B, disposal plans usually include promotion clearance and product return, the logistics cost of returning products to Party B shall be borne by Party B, and the promotion clearance plan shall be negotiated and agreed by both Parties.

3.1.6.	Party A is responsible for customer service and order processing. Except statutory holidays, Party A shall provide online consulting services based on 7 days a week multiplied by 15 hours, and after-sales hotline service based on 6 days a week multiplied by 8 hours.

3.1.7.	Party A guarantees to operate such online stores legally.

3.1.8.	In the event that a consumer requires a refund, Party A must ensure that such refund is performed within 24 hours after the return and refund of product is approved. If Party A fails to perform such refund within the specific timeframe as mentioned above and cause the store rating decline, the subsequent liability shall be borne by Party A. During a grand event period (such as, the double 11 event, anniversary event, the 618 event and the Juhuasuan event etc.), Party A shall guarantee the efficiency of refunds to ensure that the quality of services is above industry standard.

3.1.9.	Party A shall provide all the data required by Party B for financial purposes.

3.1.10.	Party A is responsible for all after-sales work, including the liability for return of product.

3.2.	Party B’s Rights and Obligations

3.2.1.	All the delivery costs involved in the project shall be borne by Party B. Party B has the right to adjust the inventory of the goods on the basis of not affecting the sales and operation plan, and all related expenses arising therefrom shall be borne by Party B.

3.2.2.	Party B has the right to request that all the goods and promotional items sold in the stores be solely the products of Party B and that Party A not sell products of other brands on the online stores. For activities that involve joint promotions with other brands, a prior consent of Party B is required; also, Party B has the right to veto such activities that involve any third-party product based on its own understanding of such brand.

3.2.3.	Party B shall guarantee the legality of the goods sold in the store, and shall bear owner’s liabilities for all the products it provides, including liability related to intellectual property rights, product quality, etc. If Party A encounters any difficulties related to the quality, technology, functions of the product during the process of providing online/telephone customer service, Party B shall arrange competent personnel to provide Party A with relevant product information and support in solving relevant technical difficulties of the product.

3.2.4.	Upon Party A’s request, Party B shall deliver the decoration materials in the manner specified by Party A or other manner permitted, and provide all materials in relation to decoration design, such as relevant product pictures, information, introduction, marketing and promotion materials, etc., in such formats including GIF, document or Flash. Party B shall ensure the validity of all the materials provided. If the relevant materials provided violates the relevant laws or copyright, all related liabilities arising therefrom shall be borne by Party B. If Party B fails to provide the materials in a timely manner and cause any delay, Party B shall be responsible for any liability thereunder. However, Party A shall not use the above materials for any unrelated purposes.

3.2.5.	Party B is entitled to set principles for marketing promotion. Party A can make specific marketing promotion plans under the framework of such principles, in which case, both Parties could negotiate, but Party B is entitled to make the final decision, and all kinds of gifts and other resources needed during this process shall be provided by Party B.

3.2.6.	Within one year upon the termination of this Agreement, Party B shall not hire any resigned personnel from Party A. If Party B is found to have above behavior, Party A has the right to claim any relevant compensation from Party B.

3.2.7.	The copyright, portrait right and its related economic interests of web design, text, pictures and other materials arising from the performance of this Agreement shall belong to Party B.

IV.	Payment and Settlement

4.1.	All prices and amounts involved in this Agreement shall be calculated in RMB.

4.2.	During the term of cooperation, the cooperation model will be based on the sales amount commission model, and the sales amount shall be the amount that received from Alipay account, hereinafter referred to as “Sales”.

4.3.	Sales commission and payment terms are specified as following:

4.3.1.	Sales commission

4.3.1.1.	The commission percentage of the Sales for Pinduoduo Tokyo Life Museum Oversea Flagship Store (拼多多东京生活馆海外旗舰店) and Pinduoduo ONEFESTA Oversea Flagship Store (拼多多ONEFESTA海外旗舰店) is 3%; if the aggregated annual Sales exceeds 50,000,000, the commission percentage for the next year will be increased by 1%.

4.3.1.2.	The various fees deducted by any third-party operating platform are not considered as deductions for calculating commissions, such fees include withholding Taobao commission, withholding Taobao customer commission, withholding points rebates, credit card handling fees, Red Cross donations or other donations.

4.3.2.	Way of payment

4.3.2.1.	On the fifth (5) day of each month, the financial personnel of Party A shall provide the actual settlement amount statement and sales details of the previous month to Party B, Party B shall return the statement receipt to Party A within 3 working days, once the payment amount is confirmed, Party B shall pay the service fee to Party A on or before the fifteenth (15) day of each month.

4.3.2.2.	If no feedback is provided by Party B within the specified timeframe after receiving Party A’s settlement sheet, it shall be deemed as Party B’s confirmation of the settlement sheet, and Party B shall carry on the settlement work as agreed in this Agreement and issue relevant invoice in accordance with the amount on the settlement sheet as confirmed by both Parties, and provide such invoice to Party A. In case of any national statutory holidays, the payment date can be postponed.

4.3.2.3.	If either Party has any disagreement about the billing statement or the amount of the service fee, both Parties can verify the billing statement or amount through account checking. If both Parties cannot solve the problem by this way, a third-party agency (including but not limited to an accountant and auditing firm) can be entrusted by both Parties to audit the financial data of the stores, and the audited conclusion of the entrusted third-party agency shall be the basis for final settlement.

4.3.3.	Way of payment: check or bank transfer.

4.3.4.	In order to ensure the general operation through the entire network of e-commerce, Party B shall provide guarantees for the annual activity deposit and promotion fees.

4.3.5.	The settlement procedure and regulation of each third-party platform varies, the specific way of settlement for each store on different platforms shall be separately negotiated and agreed by both Parties, and shall be written as supplementary agreement and an annex to this Agreement.

V.	Personnel Management

5.1.	Both Parties shall set up a coordination team separately and cooperate with each other, and be jointly responsible for Party B’s online sales. The specific structure and responsibilities of the coordination team are as following:

5.2.	Project manager: responsible for the overall coordination and communication within the term of cooperation.

5.3.	Product team: responsible for organizing products for online sales.

5.4.	Financial team: responsible for periodically account checking, settlement and confirmation for sales amount.

5.5.	Marketing and broadcasting team: responsible for communication and confirmation of the purchase of advertising resources, marketing and broadcasting scheduling and implementing of marketing and broadcasting activities.

5.6.	Customer service team: responsible for work relating to consumer contacting, consulting, product return and complaints.

VI.	Contacts of both Parties

6.1.	Party A: Shenzhen Yuanji E-commerce Co., Ltd

Address: [*]

Telephone: [*]

Email: [*]

Atten: Shuang Guo

6.2.	Party B: Yoshitsu Co. Ltd

Address: [*]

Telephone: [*]

Email: [*]

Atten: Xu Wang

A three (3) working days written notice is required if either Party changes the above contact information, and its latest contact information shall be attached. If either Party fails to notify the other Party of the relevant changes in a timely manner, all legal liabilities arising therefrom shall be borne by the Party that fails to notify in time.

VII.	Liability for Breach of Contract

7.1.	Both Parties undertake that, upon signing this Agreement, the relevant materials that each Party provided in relation to its operation capability are genuine, true and as required, including but not limited to certificate of incorporation, certificate of good standing and certificate of ownership. During the ordinary business operation, Party B shall guarantee the stability of its operating team and shall avoid any changes in its shareholders and senior management team.

7.2.	If either Party provides any insufficient or false information due to intentional or gross negligence and causes the other party to suffer economic losses, the information provider shall be liable for compensation.

7.3.	Party A shall not sell any products that are not provided by Party B, otherwise the profit of selling such products shall belong to Party B. As for marketing purpose, a written application from Party A is required, and a supplementary agreement shall be executed after the consent from Party B is obtained.

7.4.	Party B shall provide Party A with valid and accurate inventory information in a timely manner, otherwise any liabilities arising therefrom shall be borne by Party B.

7.5.	Both Parties undertake to comply with the B2C Platform and C2C Platform service agreement, the payment service agreement, and all the rules that have been published or that yet to be published in the coming future on the B2C Platform, C2C Platform and the payment platform (such as, no hyping-up the stores); in the event that the reputation of the online stores is damaged or the online stores are shut down ascribe to one Party, such Party shall bear the relevant liabilities.

7.6.	If both Parties have disagreement as to the calculation result of the sales commission, Party B shall pay the undisputed amount on time, and the disputed amount shall be paid through mutual negotiation by both Parties.

7.7.	Unless otherwise specified under this Article, if either Party is in violation of any of the provisions under this Agreement and causes any losses to the other Party, the breaching Party shall be liable for compensation.

VIII.	Exemptions

8.1.	Neither Party shall be held liable for any failures in performing this Agreement due to the occurrence of force majeure or accidents, but one Party shall notify the other Party in time after such situation occurs in order to prevent any further losses. “Force Majeure” refers to any event that cannot be foreseen, overcome or avoided, such as wars, natural disasters, power outages, and strikes. “Accident” refers to any impact arising from online service platforms such as Taobao, eBay, Tencent Paipai, Baidu Youa that cause both Parties unable to perform this Agreement temporarily or permanently.

8.2.	Neither Party shall be held liable for any failure in performing this Agreement for any reason attributed to the changes in national Internet policies or other related policies.

IX.	Miscellaneous

9.1.	Upon the execution of this Agreement, Party A shall provide Party B a copy of its business license as per the request of Party B.

9.2.	This Agreement will come into effect on April 1, 2020, after execution by both Parties, or their respective legal representative or authorized representative.

9.3.	For matters not covered in this Agreement, both Parties can enter into supplementary agreement through mutual negotiation and discussion, and such supplementary agreement shall have the same legal effect as this Agreement.

9.4.	Except as otherwise stipulated by laws or otherwise agreed in this Agreement, neither party shall modify or terminate this Agreement at its own discretion. If modifying or terminating this Agreement is necessary, one Party shall notify the other Party by written notice at least one month in advance, and a written agreement shall be executed by both Parties through mutual negotiation and discussion. This agreement shall continue to be implemented prior to the written agreement is being executed by both Parties.

9.5.	Any disputes arising in relation to the performance of this Agreement shall be resolved through negotiation by both Parties based on the principles of friendliness and mutual benefit; if such disputes cannot be resolved by mutual negotiation, either party can file its complaint to the competent court.

9.6.	This Agreement is made in two copies, each Party shall hold one copy, each copy shall have the same legal effect.

9.7.	For any matters arising in the process of cooperation and not written in this Agreement, supplementary agreements can be made by both Parties.

Party A:	Shenzhen Yuanji E-commerce Co., Ltd (Sealed)
Legal Representative:	Shuang Guo
Execution Date:	March 11, 2020

Party B:	Yoshitsu Co. Ltd (Sealed)
Legal Representative:
Execution Date:	March 11, 2020

SUPPLMENTARY AGREEMENT

Party A: Shenzhen Yuanji E-commerce Co., Ltd. (hereinafter referred to as “Party A”)

Party B: Yoshitsu Co., Ltd. (hereinafter referred to as “Party B”)

WHEREAS, Party A and Party B signed a Pinduoduo Cooperation Agreement (hereinafter referred to as the “Master Agreement”) on March 1, 2020, under which Party B entrusts Party A to operate the E-commerce platform(s) owned by Party B in China. To properly implement the Master Agreement and establish a long-term and mutually beneficial cooperative relationship, the two parties have reached the following supplementary agreement through friendly consultation:

1.	Regarding the amendment of Article 1.2.2 of the Master Agreement

The Master Agreement currently states, “The operating online stores since April 1, 2020, include but are not limited to: Pinduoduo Tokyo Life Museum Oversea Flagship Store (拼多多东京生活馆海外旗舰店), Pinduoduo ONEFESTA Oversea Flagship Store (拼多多ONEFESTA海外旗舰店).”

Both parties agree to amend the above as follows:

“The operating online stores since April 1, 2020, include but are not limited to: Pinduoduo Tokyo Life Museum Oversea Flagship Store (拼多多东京生活馆海外旗舰店), Pinduoduo ONEFESTA Oversea Flagship Store (拼多多ONEFESTA海外旗舰店), and stores opened on Pinduoduo platform.”

2.	Regarding the addition of Article 10 to the Master Agreement

Both parties agree to add the following as Article 10 of the Master Agreement:

“Party A agrees to fully comply with the Personal Information Protection Law of the People’s Republic of China (hereinafter referred to as “China”), where the Agreement is principally performed, and other laws and regulations of China relating to personal information protection of Chinese consumers. Party A or Party A’s business partner(s) within China shall legally and properly collect, store, use, process, and manage personal information of Chinese consumers. Any legal liability arising from any violation of such laws and regulations shall be borne by Party A solely, and not by Party B. Party B shall not obtain or keep such personal information of Chinese consumers. If Party B suffers losses due to Party A's failure to comply with China’s relevant laws and regulations relating to personal information protection, Party B has the right to unilaterally terminate the Master Agreement (including any supplementary agreement), and Party A shall be fully liable for all losses suffered by Party B as a result.”

3.	Miscellaneous

3.1.	This Supplementary Agreement is an integral part of the Master Agreement and has the same legal effect as the Master Agreement. In the event of any inconsistency between this Supplementary Agreement and the Master Agreement, this Supplementary Agreement shall prevail. Anything not covered hereby shall be determined by the Master Agreement.

3.2.	This Supplementary Agreement shall come into effect upon affixing of seals of both parties thereto. This Supplementary Agreement shall be executed in two copies, one for each party, with equal legal effect.

Party A: Shenzhen Yuanji E-commerce Co., Ltd (Sealed)		Party B: Yoshitsu Co., Ltd. (Sealed)

Representative:	Shuang Guo	Representative:	Mei Kanayama

Date:	October 19, 2021	Date:	October 19, 2021